Exhibit 2.3

Zenith Education Group, Inc.

One Imation Place, Building 2

Oakdale, MN 55128

January 5, 2015

Corinthian Colleges, Inc.,

Seller Representative

Re:     Amendment of Purchase Agreement

Ladies and Gentlemen:

Reference is made to the Asset Purchase Agreement dated as of November 19, 2014, as amended by a Letter Agreement dated December 17, 2014 (the “Purchase Agreement”), by and among Zenith Education Group, Inc., a Delaware non-profit corporation, Corinthian Colleges, Inc., a Delaware corporation (together with the other seller parties named therein, the “Sellers”), and the other parties thereto. Please evidence your agreement that the date in the definition of “Outside Date” in the Purchase Agreement be and hereby is changed from January 5, 2015 to February 5, 2015.

Except as set forth in the preceding sentence the Purchase Agreement shall remain unchanged by this Amendment.

Thank you for your cooperation and help throughout this process.

Very truly yours,

ZENITH EDUCATION GROUP, INC.

By:	/s/ David L. Hawn
Name: David L. Hawn
Title: President/CEO

Accepted and Agreed for itself and on behalf of the Sellers

Corinthian Colleges, Inc.

By:	/s/ Jack Massimino
Name: Jack Massimino
Title: Chairman & CEO